1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

Santa Fe Gold Closes $5 Million Senior Secured Loan

ALBUQUERQUE, N.M. – August 3, 2011 – Santa Fe Gold Corporation (OTCBB: SFEG), a U.S. based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, today announced that it had closed a $5 million senior secured loan with Victory Park Capital Advisors, LLC (“Victory Park”), an investment firm that acts as investment manager on behalf of one or more entities. The company received net proceeds of $4,555,000 after deducting fees and expenses.

The loan bears interest at 15% per annum payable monthly in arrears. The loan matures and comes due upon the six month anniversary of the closing date or earlier upon the occurrence of an uncured event of default or of certain other events. Santa Fe may repay the loan at any time without penalty. The company paid a 5% commitment fee at closing.

The senior obligations are secured by a first priority lien on the stock of Santa Fe’s subsidiaries and on liens covering substantially all of the assets of the company, including the Summit silver-gold project, the Black Canyon mica project and the Planet micaceous iron oxide project. The senior debt contains usual and customary affirmative and negative covenants for transactions of this nature. The company agreed that any equity it raises in excess of $5 million must be applied to repayment of the loan.

In connection with the loan, Santa Fe issued warrants to purchase 500,000 shares of its common stock. The warrants have an exercise price of $1.00 per share and a term of five years.

Santa Fe will use the net proceeds for general corporate purposes, including but not limited to, working capital for the Summit silver-gold project, which is expected to reach full production during the last quarter of 2011.

Dr. W. Pierce Carson, CEO, said, “We are delighted to have completed this financing, which demonstrates confidence in the company’s assets, its management and its future.”

Dalmore Group, LLC (“Dalmore”), a registered broker dealer and member of FINRA and SIPC, acted as the exclusive agent in procuring the financing with Victory Park. The company paid Dalmore a fee of 3.5% of the gross amount of the loan.

About Santa Fe Gold:
Sant a Fe Gold is a U.S.-based mining and explorat ion ent erprise focused on acquir ing and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in sout hwest er n New Mexico, which began process ing operations in 2010; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit and processing equipment near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-qualit y, diversified mineral assets wit h an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

About Victory Park:
Victory Park provides direct financing solutions to small cap and middle market companies across a wide range of industries. It focuses on complex situations and seeks to build long term sustainable value in its companies. Victory Park is based in Chicago and has offices in Boston and San Francisco. For more information on Victory Park, please visit www.victoryparkcapital.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
W. Pierce Carson, President and Chief Executive Officer
505-255-4852